SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is entered into by and between Greg Marshall (“EXECUTIVE”) and Entegris, Inc., a Delaware corporation, with corporate headquarters located at 129 Concord Road, Billerica, Massachusetts 01821 (“Entegris”). It shall take effect after the rescission period described in Paragraph 6 has expired. The purpose of this Separation Agreement and Release is to set forth the compensation and benefits being offered to the EXECUTIVE in connection with his retirement from employment with Entegris.
TERMS AND CONDITIONS
In consideration of the recitals stated above and the mutual promises made below, the parties agree as follows:

1.
Separation Date -- The last day of EXECUTIVE’S employment with Entegris shall be August 30, 2019 (the “Separation Date”). EXECUTIVE shall continue to receive his base salary, continue to be eligible to participate in Entegris’ employee benefits, and continue to vest in any outstanding equity awards relating to shares of Entegris common stock through the Separation Date.

2.
Benefits -- Subject to and contingent upon EXECUTIVE’S continued employment through the Separation Date and EXECUTIVE’s execution of and compliance with the terms and conditions of this Agreement, and further provided that EXECUTIVE does not revoke this Agreement as provided in Paragraph 6 below, Entegris shall provide EXECUTIVE with the following benefits.

(a.)
Effective as of the date on which the release in Paragraph 4 becomes effective: (i) all outstanding, unvested restricted stock units relating to shares of Entegris common stock that are outstanding and held by EXECUTIVE as of the Separation Date, shall vest in full, (ii) all outstanding, unvested stock options relating to shares of Entegris common stock that are outstanding and held by EXECUTIVE as of the Separation Date shall remain outstanding and eligible to vest on their regularly scheduled vesting dates, (iii) all outstanding, vested stock options relating to shares of Entegris common stock that are outstanding and held by EXECUTIVE (including those that are vested as of the Separation Date and those that vest in accordance with the immediately preceding clause (ii)) shall, once vested, remain exercisable through the earlier of the fourth anniversary of the Separation Date and the regularly scheduled expiration date of such options; (iv) all outstanding performance restricted stock units relating to shares of Entegris common stock that are outstanding and held by EXECUTIVE as of the Separation Date shall remain outstanding and shall be eligible to vest following the completion of the applicable performance period based on actual performance through the end of the performance period, prorated based on a fraction, the numerator of which is the number of days between the first day of the applicable performance period and the Separation Date and the denominator of which is 1,095, and (v) all performance restricted stock units relating to shares of Entegris common stock that are outstanding and held by EXECUTIVE as of the Separation Date that do not vest in accordance with the immediately preceding clause (iv) shall be forfeited.

(b.)
EXECUTIVE will be eligible for 6 months of Professional Search outplacement services through Lee Hecht Harrison LLC. Such outplacement services will only be provided to EXECUTIVE so long as EXECUTIVE (i) is actively and diligently cooperating with the outplacement firm, (ii) is using diligent efforts to obtain other employment, and (iii) has not yet accepted new employment. The cost for such services will be paid by Entegris directly to Lee Hecht Harrison LLC.

(c.)
Notwithstanding Entegris’ requirement that an employee must remain employed with Entegris on January 1, 2020 in order to be receive an award under the Entegris Incentive Plan for the 2019 fiscal year, Entegris will pay EXECUTIVE a pro-rata bonus for fiscal year 2019, less applicable taxes and withholdings. Such amount will be determined in Entegris’ discretion based on Entegris’ financial performance for 2019 pursuant to the Entegris Incentive Plan and will be pro-rated based on the number of days during fiscal year 2019 during which EXECUTIVE remained employed with Entegris (excluding any period during which EXECUTIVE may serve as a consultant). This pro-rata bonus will be paid at the same time that Entegris pays such bonuses to current Entegris employees, which Entegris anticipates will be in February 2020.

(d.)
Entegris shall continue to pay the employer share of EXECUTIVE’s currently elected dental insurance benefits, equal to the share of the premium paid by Entegris for active employees with similar or the same coverage, through December 31, 2019, after which EXECUTIVE will be offered COBRA continuation coverage. If enrolled, Entegris will pay the share of the premiums for dental insurance coverage to the same extent it was paying such premiums on EXECUTIVE’S behalf immediately prior to the Separation Date through December 31, 2019. EXECUTIVE is responsible for the full, unsubsidized COBRA premium beginning January 1, 2020.

3.
Accrued Payments -- EXECUTIVE will receive pay for the following: (A) EXECUTIVE’S base salary to the extent not previously paid prior to the Separation Date; (B) reimbursement for any unreimbursed business expenses properly incurred by EXECUTIVE in accordance with Entegris policy prior to the Separation Date and properly submitted for reimbursement within sixty (60) days following the Separation Date; (C) such reimbursements and benefits under Entegris’ benefit plans, if any, to which EXECUTIVE became entitled prior to the Separation Date, as determined in accordance with Entegris’ benefit plans and policies. EXECUTIVE acknowledges that EXECUTIVE will receive payment for these accrued rights within thiry (30) days following the Separation Date whether or not EXECUTIVE signs the release in Paragraph 4.

4.
Release -- In exchange for the benefits provided EXECUTIVE under Paragraph 2 of this Agreement, which EXECUTIVE acknowledges that he would not otherwise be entitled, on EXECUTIVE’S own behalf and that of his or her heirs, executors, administrators, beneficiaries, fiduciaries, personal representatives and assigns, EXECUTIVE hereby fully, forever, irrevocably and unconditionally released, remises and discharges Entegris, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that EXECUTIVE ever had or now has against any or all of the Released Parties, whether known or unknown, of any kind or description, including without limitation any causes or action, rights or claims in any way related to, connected with or arising out of EXECUTIVE’s employment or its termination or pursuant to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (ADEA), the Civil Rights Act of 1866; the Americans with Disabilities Act; the Family and Medical Leave Act, the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, Section 211 of the Energy Reorganization Act, the Older Workers Benefit Protection Act of 1990, the Employee Retirement Income Security Act of 1974, the Pregnancy Discrimination Act, the Equal Pay Act of 1963, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; the fair employment practices statutes of the state or states in which EXECUTIVE has provided services to Entegris or any predecessor corporation or any other federal, state or local law, regulation or other requirement; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in Entegris, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of EXECUTIVE’s employment with and/or separation from Entegris (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.
EXECUTIVE acknowledges and understands that this is a general release and by signing this Agreement, he is giving up EXECUTIVE’s rights to file any claim in court, to have EXECUTIVE’s claims heard by a jury or judge, and to seek and/or receive any form of compensation from any Released Party arising from his/her employment or separation from employment.

EXECUTIVE further acknowledges that this Agreement does not prohibit EXECUTIVE from, or limit EXECUTIVE’s rights in connection with: (i) filing a charge, claim or complaint with the Equal Employment Opportunity Commission (EEOC), the state fair employment practices agency where employee worked (FEP agency), or any other state or federal agency, (ii) participating in or cooperating with any investigation or proceeding conducted by, or communicating with, the EEOC, FEP agency or any other federal, state or local governmental agency, or (iii) filing any claims that cannot be released or waived by law. By signing this release EXECUTIVE is waiving rights to individual monetary recovery from any Released Party based on claims asserted in such a charge or complaint; provided, however, that nothing herein limits EXECUTIVE’s right to receive an award from a government agency for information provided to such agency.

5.
Acknowledgement of Full Payment -- EXECUTIVE acknowledges and agrees that the payments provided under Paragraph 2 of this Agreement (other than payment of expenses) are in complete satisfaction of any and all compensation due to EXECUTIVE from Entegris, whether for services provided to Entegris or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to EXECUTIVE.

6.
Review and Rescission Periods -- EXECUTIVE acknowledges that he has been provided a period of up to twenty-one (21) days in which to consider this Agreement. Once this Agreement is executed, EXECUTIVE may rescind the Agreement, within seven (7) calendar days following the date of signature. To be effective, any rescission within the relevant time periods must be in writing and delivered to Entegris in care of the General Counsel. If sent by mail, any rescission must be postmarked within the relevant time period, must be properly addressed, and must be sent by certified mail, return receipt requested. The benefits described in Paragraph 2 shall not commence or be provided to Executive until this Agreement becomes effective. If EXECUTIVE does not rescind this Agreement, then, at the expiration of such seven (7) day period, this Agreement will take effect as a legally-binding agreement between EXECUTIVE and Entegris on the basis set forth above.

7.
Continuing Obligations -- EXECUTIVE acknowledges and reaffirms EXECUTIVE’s confidentiality and non-disclosure obligations not to use or disclose any and all non-public information concerning Entegris that EXECUTIVE acquired during the course of EXECUTIVE’s employment with Entegris, including any non-public information concerning Entegris’ business affairs, business prospects, and financial condition, except as otherwise permitted by Paragraph 10 below.

8.
Non-Admission -- Nothing in this Agreement is intended to be nor will it be used as an admission of liability by either party that there has been any violation of state or federal law, employment practice or any other matter.

9.
Non-Disparagement -- EXECUTIVE agrees that, to the extent permitted by law and except as otherwise permitted by Paragraph 10 below, EXECUTIVE will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of Entegris, regarding Entegris or any of the other Released Parties, or regarding the Entegris’ business affairs, business prospects, or financial condition.

10.
Scope of Disclosure Restrictions -- Regardless of whether or not this Agreement becomes binding, nothing in this Agreement or elsewhere prohibits EXECUTIVE from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. EXECUTIVE is not required to notify Entegris of any such communications; provided, however, that nothing herein authorizes the disclosure of information EXECUTIVE obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding EXECUTIVE’s confidentiality and nondisclosure obligations, EXECUTIVE is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

11.
Return of Entegris Documents and Other Property -- In signing this Agreement, EXECUTIVE represents and warrants that, as of the Separation Date, EXECUTIVE has returned to Entegris any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to business of Entegris or any of its affiliates and all keys, access cards, credit cards, laptops, computer hardware and software, storage devices (flash drives, thumb drives, etc.), tablets, smartphones, telephones and telephone-related equipment and all other property of Entegris and its affiliates in his/her possession or control. Further, EXECUTIVE represents and warrants that EXECUTIVE has not retained any copy of any documents, materials or information of Entegris or any of its affiliates (whether in hardcopy, on electronic media or otherwise). Recognizing that his/her employment with Entegris has ended, EXECUTIVE agrees that EXECUTIVE will not, for any purpose, attempt to access or use any Entegris computer or computer network or system. Further, EXECUTIVE acknowledges that he has disclosed to Entegris all passwords necessary or desirable to enable Entegris to access all information which EXECUTIVE has password-protected on any of its computer equipment or on its computer network or system.

12.	Non-Compete -- EXECUTIVE acknowledges that during the course of employment with Entegris, EXECUTIVE had access to confidential information, which, if disclosed, would assist in competition against Entegris, and agrees to the following restrictions to protect the goodwill, confidential information and other legitimate interests of Entegris:
EXECUTIVE agrees that, during the period from the Separation Date through August 30, 2020, EXECUTIVE will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with Entegris within the United States or in any other country in which Entegris was doing business, or planning to do business, as of the Separation Date. Specifically, but without limiting the foregoing, EXECUTIVE agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any person or entity, that is engaged in any business that is competitive with the business of Entegris, as conducted or in planning during EXECUTIVE’S employment with Entegris, unless Entegris agrees, in advance and in writing, signed by an expressly authorized representative of Entegris, to EXECUTIVE’S working or providing services for a specified Person. Entegris will so agree provided that it determines, in its sole discretion that EXECUTIVE’S acceptance of a position with such person or provision of such work or services will not result in the use or disclosure of confidential information. EXECUTIVE agrees that Entegris’ consent shall be acquired prior to accepting any such position or commencing any business activity, which could be inconsistent with EXECUTIVE’S obligations under this Agreement. EXECUTIVE agrees to provide Entegris with all information that it may reasonably request in order to make a determination as contemplated hereunder.

13.
Breach -- In the event of a breach of any of lawful provision of the Agreement by EXECUTIVE, Entegris will be entitled to cease making any payments described in Paragraph 2 and to terminate any unvested performance restricted stock units and stock options. Such a breach will result in the disgorgement of the payments and benefits described in Paragraph 2 of this Agreement by EXECUTIVE, in addition to any and all other rights or remedies Entegris may have at law or in equity (including, with respect to a breach of Paragraphs 9 or 12, injunctive relief); provided, however, that for purposes of this Paragraph 13, EXECUTIVE’s challenge to the validity of an ADEA waiver shall not constitute a breach of this Agreement.

14.
Governing Law -- This Agreement will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts and may be pleaded as a full and complete defense to any action, suit, or proceeding relating to EXECUTIVE’s employment with Entegris.

15.
Other Provisions -- A waiver of any breach of or failure to comply fully with any provision of this Agreement by either party shall not operate or be construed as a waiver of any subsequent breach thereof or failure to comply. If any portion or provision of this Agreement shall to any extent be deemed invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted. To avoid any possible misunderstanding, Entegris intends this Agreement to be a comprehensive statement of the terms of EXECUTIVE’s separation. This Agreement supersedes any prior understanding or statement made to EXECUTIVE by Entegris regarding arrangements with Entegris for the period after EXECUTIVE’s separation. Any modifications of the terms set forth in this

Agreement must be in writing and signed by EXECUTIVE and an authorized officer of Entegris.

16.
Resignation; Entegris Affiliation -- EXECUTIVE hereby resigns from all positions and offices held by Executive with Entegris and its subsidiaries effective as of the Separation Date and agrees to execute all such other documents and form in connection with EXECUTIVE’S resignation as may be requested by Entegris. EXECUTIVE agrees that, following the Separation Date, EXECUTIVE will not hold himself/herself out as an officer, employee, or otherwise as a representative of Entegris.

17.
Cooperation -- EXECUTIVE agrees that, to the extent permitted by law, EXECUTIVE shall cooperate fully with Entegris in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against Entegris by a third party or by or on behalf of Entegris against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. EXECUTIVE’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with Entegris’ counsel, at reasonable times and locations designated by Entegris, to investigate or prepare Entegris’ claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by Entegris. EXECUTIVE further agrees that, to the extent permitted by law, EXECUTIVE will notify Entegris promptly in the event that EXECUTIVE is served with a subpoena (other than a subpoena issued by a government agency), or in the event that EXECUTIVE is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against Entegris.

18.
Consulting Period – Commencing on the Separation Date and ending on December 31, 2019 (the “Consulting Term”), EXECUTIVE will provide services to Entegris as a consultant, reporting to members of the Executive Leadership Team of Entegris. EXECUTIVE agrees to be available to perform EXECUTIVE’S consulting services during normal business hours, at times and on schedules that reasonably accommodate EXECUTIVE’S other personal or business activities. During the Consulting Term, EXECUTIVE shall receive a monthly consulting fee equal to $39,333.25 (the “Consulting Fee”), payable in cash in arrears, with the first payment for the month of September, 2019 to be paid in October, 2019. During the Consulting Term, (a) EXECUTIVE will not be entitled to participate in any compensation and benefit plans, programs and arrangements of Entegris and its subsidiaries, and EXECUTIVE will not make any claim of entitlement under any such plan, program or arrangement on the basis of providing the consulting services; provided that this does not supersede or otherwise affect EXECUTIVE’S right to continued medical, dental or group health benefits following the Separation Date pursuant to COBRA or as otherwise set forth herein, (b) EXECUTIVE will operate at all times as an independent contractor of Entegris and nothing herein shall be construed as creating an employer/employee relationship and (c) as an independent contractor, notwithstanding anything herein to the contrary, EXECUTIVE will be responsible for the payment of all taxes required to be paid with respect to the

Consulting Fee, as Entegris cannot withhold or remit tax payments for its independent contractors.

19.
Voluntary Assent -- This Agreement, including the release of claims set forth above, creates legally binding obligations and Entegris advises EXECUTIVE to consult an attorney before signing this Agreement. In signing this Agreement, EXECUTIVE gives Entegris assurance that EXECUTIVE has signed it voluntarily and with a full understanding of its terms; that EXECUTIVE has had sufficient opportunity, before signing this Agreement, to consider its terms and has been advised to consult with an attorney, if EXECUTIVE wished to do so, and that, in signing this Agreement, EXECUTIVE has not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

20.
Tax Acknowledgment -- In connection with the benefits provided to EXECUTIVE pursuant to this Agreement, Entegris shall withhold and remit to the tax authorities the amounts required under applicable law, and EXECUTIVE shall be responsible for all applicable taxes with respect to such benefits under applicable law. EXECUTIVE acknowledges that he is not relying upon the advice or representation of Entegris with respect to the tax treatment of any of the benefits set forth in this Agreement.

21.
Expiration -- This Agreement must be signed and returned to Entegris no later than September 23, 2019, but no earlier than the Separation Date. If EXECUTIVE does not sign and return the Agreement by such date, the Agreement shall expire.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below with the understanding it is to take effect when signed by both parties.

Date: 8/27/2019	/s/ Gregory Marshall
Gregory Marshall

Date: 8/27/2019	ENTEGRIS, INC.
By /s/ Susan Rice
Title Susan Rice, SVP, HR